EXHIBIT 21.1

                                  Subsidiaries



Unitech Energy Corp., an Alberta corporation doing business in Canada (UCAN).

UCAN owns 80.95% of the common stock of LogSearch, Inc., a Nevada corporation, planning to operate in the State of Nevada.


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